EXHIBIT 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS AND RECORD PRODUCTION

HOUSTON, August 5, 2010 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the second quarter of 2010, which included the following highlights:

Results for the Second Quarter 2010 --

•	Record production of 9.3 Bcfe, or 102,145 Mcfe/d

•	Revenue of $32.9 million or Adjusted Revenue of $43.5 million, including the impact of realized hedges

•	Net Income of $1.8 million, or Adjusted Net Income of $11.7 million before the net non-cash items noted below

•	EBITDA, as defined below, of $31.6 million

Production volumes during the three months ended June 30, 2010 were a record 9.3 Bcfe, an increase of 1.4 Bcfe, or 18%, from second quarter 2009 production of 7.9 Bcfe and an increase of 1.0 Bcfe, or 12%, from the first quarter 2010 production of 8.3 Bcfe.  The increases in production were primarily due to new Barnett Shale wells partially offset by normal production decline.  Adjusted revenues from the sale of oil and gas production were $43.5 million for the second quarter of 2010, which includes oil and gas revenues of $32.9 million and realized hedge gains of $10.6 million, compared to $53.1 million for the second quarter of 2009, which includes oil and gas revenues of $25.9 million and realized hedge gains of $27.2 million.  The decrease in adjusted revenues was primarily driven by lower realized gas prices partially offset by increased production.  The Company’s average natural gas sales price decreased 33% to $4.47 per Mcf for the second quarter of 2010 compared to $6.64 per Mcf for the second quarter of 2009 and the average oil sales price increased 33% to $75.71 per barrel for the second quarter of 2010 compared to $56.95 per barrel for the second quarter of 2009.  The above prices include the impact of realized hedges.  Results excluding the impact of realized hedges are presented in the table below.

For the quarter ended June 30, 2010, the Company reported adjusted net income of $11.7 million, or $0.34 per basic and diluted share, excluding an aggregate net $9.9 million non-cash, after–tax charge, comprised of (1) an unrealized loss of $4.8 million on derivatives, (2) stock-

based compensation expense of $2.0 million, (3) an impairment of oil and gas properties of $1.8 million, (4) non-cash interest expense of $1.2 million associated with the amortization of the equity premium on the Company’s convertible notes and deferred financing costs, and (5) bad debt expense of $0.1 million.  For the quarter ended June 30, 2009, the Company reported adjusted net income of $15.8 million, or $0.51 per basic and diluted share, excluding an aggregate net $21.8 million non-cash, after–tax charge, comprised of (1) an unrealized loss of $19.2 million on derivatives, (2) stock-based compensation expense of $1.5 million and (3) non-cash interest expense of $1.1 million associated with the amortization of the equity premium on the Company’s convertible notes and deferred financing costs.  The Company reported net income of $1.8 million, or $0.05 per basic and diluted share, for the quarter ended June 30, 2010, as compared to net loss of $6.0 million, or $0.19 per basic and diluted share, for the same quarter during 2009.

Earnings before interest, income tax, depreciation, depletion and amortization expenses, impairment of oil and natural gas properties and certain other items described in the table below (“EBITDA”) was $31.6 million, or $0.95 and $0.94 per basic and diluted share, respectively, during the second quarter of 2010 as compared to $39.5 million, or $1.27 and $1.26 per basic and diluted share, respectively, during the second quarter of 2009.

Lease operating expenses (excluding production taxes, ad valorem taxes and transportation costs) were $4.7 million (or $0.51 per Mcfe) during the three months ended June 30, 2010 as compared to $4.8 million (or $0.61 per Mcfe) for the second quarter of 2009. Lease operating expenses remained essentially unchanged as a decrease in service costs was largely offset by increased operating expenses associated with higher production.  The decline in service costs was primarily driven by a decrease in operating expenses related to the pipeline and gathering system that was sold during the fourth quarter of 2009 and the increase in production from our Tarrant County Barnett Shale area, which has comparatively less associated salt water production that must be disposed of than production from other areas.

Transportation costs were $1.5 million (or $0.16 per Mcfe) during the second quarter of 2010 as compared to $3.0 million (or $0.38 per Mcfe) during the second quarter of 2009. The decrease in transportation costs per Mcfe was largely due to a change in contractual pricing effective July 1, 2009 whereby natural gas production is now sold at the wellhead.

Production taxes were $0.9 million during the second quarter of 2010 as compared to $0.3 million during the second quarter of 2009.  The increase is largely attributable to a severance tax refund of $0.2 million in the second quarter of 2009 and increased production and gas prices in 2010 as compared to 2009.

Ad valorem taxes decreased to $0.5 million during the second quarter of 2010 from $1.5 million for the same quarter in 2009 primarily due to lower estimated property valuations in 2010 as compared to 2009 and a true up of the first quarter 2010 estimate of ad valorem taxes.

Depreciation, depletion and amortization (“DD&A”) expenses were $11.1 million during the second quarter of 2010 (or $1.19 per Mcfe) as compared to $12.2 million (or $1.55 per Mcfe) during the second quarter of 2009.  The decrease in DD&A expenses was due primarily to a lower depletion rate resulting from an impairment charge that reduced the depletable full-cost pool in the fourth quarter of 2009 and lower overall finding costs of new reserves added primarily in the fourth quarter of 2009, partially offset by increased production.

In June 2010, we concluded that it was uneconomical to pursue development on the license covering the Monterey field in the U.K. North Sea and terminated further development efforts resulting in a full-cost ceiling test impairment of $2.7 million ($1.8 million after-tax) for the quarter ended June 30, 2010 with respect to our U.K. cost center.

General and administrative (“G&A”) expenses were $4.3 million during the three months ended June 30, 2010 as compared to $4.0 million during the three months ended June 30, 2009.  The increase was primarily attributable to higher legal, professional and audit fees partially offset by lower compensation expense as the 2008 annual bonus to executives was approved during the second quarter of 2009 and the 2009 annual bonus to executives was approved during the third quarter of 2010.

Non-cash, stock-based compensation expense increased to $3.2 million for the three months ended June 30, 2010 from $2.3 million for the same period in 2009. The increase was primarily due to 2009 annual bonuses to non-executive employees which were approved during the second quarter of 2010 while the 2008 annual bonuses to non-executive employees were approved during the first quarter of 2009.

A $3.1 million net gain on derivatives was recorded for the second quarter of 2010 compared to a net loss of $2.3 million for the second quarter of 2009. The second quarter 2010 gain consisted of (1) an unrealized loss on derivatives of $7.5 million and (2) a realized gain on derivatives of $10.6 million. The second quarter 2009 loss consisted of (1) an unrealized loss on derivatives of $29.5 million and (2) a realized gain on derivatives of $27.2 million.

Cash interest expense, net of amounts capitalized, remained essentially unchanged at $2.9 million for the second quarter of 2010 compared to $2.8 million for the second quarter of 2009.

Non-cash interest expense, net of amounts capitalized, increased to $1.9 million for the second quarter of 2010 from $1.7 million for the second quarter of 2009, primarily due to higher amortization of deferred financing costs during the second quarter of 2010.

Results for the Six Months Ended June 30, 2010 --

•	Record production of 17.6 Bcfe, or 97,028 Mcfe/d

•	Revenue of $71.9 million or Adjusted Revenue of $87.3 million, including the impact of realized hedges

•	Net Income of $21.5 million, or Adjusted Net Income of $23.0 million before the net non-cash items noted below

•	EBITDA, as defined below, of $63.9 million

Production volumes during the six months ended June 30, 2010 were a record 17.6 Bcfe, an increase of 1.4 Bcfe, or 9%, compared to production of 16.2 Bcfe during the same period in 2009.  The increase in production was primarily due to new Barnett Shale wells partially offset by normal production decline.  Adjusted revenues from the sale of oil and gas production were $87.3 million for the six months ended June 30, 2010, which includes oil and gas revenues of $71.9 million and realized hedge gains of $15.4 million, compared to $102.5 million for the same period of 2009, which includes oil and gas revenues of $56.5 million and realized hedge gains of $46.0 million.  The decrease in adjusted revenues was primarily driven by lower realized oil and gas prices partially offset by increased production.  The Company’s average natural gas sales price decreased 22% to $4.77 per Mcf for the first six months of 2010 compared to $6.12 per Mcf for the first six months of 2009 and the average oil sales price decreased six percent to $75.92 per barrel for the first six months of 2010, compared to $80.52 per barrel for the first six months of 2009.  The above prices include the impact of realized hedges.  Results excluding the impact of realized hedges are presented in the table below.

For the six months ended June 30, 2010, the Company reported adjusted net income of $23.0 million, or $0.71 and $0.70 per basic and diluted share, respectively, excluding an aggregate net $1.5 million non-cash, after–tax charge, comprised of (1) an unrealized gain of $6.5 million on derivatives, (2) stock-based compensation expense of $3.4 million, (3) non-cash interest expense of $2.6 million associated with the amortization of the equity premium on the Company’s convertible notes and deferred financing costs, (4) an impairment of oil and gas properties of $1.8 million, and (5) bad debt expense of $0.2 million.  For the six months ended June 30, 2009, the Company reported adjusted net income of $28.4 million, or $0.92 and $0.91 per basic and diluted share, respectively, excluding an aggregate net $159.9 million non-cash, after–tax charge, comprised of (1) an impairment of oil and gas properties of $140.6 million, (2) an unrealized loss of $11.9 million on derivatives, (3) stock-based compensation expense of $3.7 million, (4) an impairment of investment of $1.3 million, (5) non-cash interest expense of $2.2 million associated with the amortization of the equity premium on the Company’s convertible notes and deferred financing costs, and (6) bad debt expense of $0.2 million.  The Company reported net income of $21.5 million, or $0.66 and $0.65 per basic and diluted share, respectively, for the six months ended June 30, 2010, as compared to net loss of $131.6 million, or $4.25 per basic and diluted share, for the same period during 2009.

EBITDA was $63.9 million, or $1.96 and $1.94 per basic and diluted share, respectively, during the six months ended June 30, 2010 as compared to $76.7 million, or $2.48 and $2.45 per basic and diluted share, respectively, during the six months ended June 30, 2009.

 Lease operating expenses (excluding production taxes, ad valorem taxes and transportation costs) were $8.5 million (or $0.48 per Mcfe) during the six months ended June 30, 2010 as compared to $10.0 million (or $0.62 per Mcfe) for the six months ended 2009.  The decrease in lease operating expenses was due to a decrease in service costs partially offset by increased operating expenses associated with higher production. The decline in service costs was driven primarily by a decrease in operating expenses related to the pipeline and gathering system that was sold during the fourth quarter of 2009 and the increase in production from our Tarrant County Barnett Shale area, which has comparatively less associated salt water production that must be disposed of than production from other areas.

Transportation costs were $2.8 million (or $0.16 per Mcfe) for the six months ended June 30, 2010 as compared to $6.3 million (or $0.39 per Mcfe) during the same period of 2009. The decrease was primarily a result of a change in contractual pricing effective July 1, 2009 whereby natural gas production is now sold at the wellhead.

Production taxes increased from a credit of $(1.0) million in the first six months of 2009 to $1.8 million for the same period in 2010 as a result of a severance tax refund of $2.0 million in 2009 and increased production and gas prices in 2010 as compared to 2009.

Ad valorem taxes decreased to $1.7 million for the six months ended June 30, 2010 from $2.4 million for the same period in 2009 primarily due to lower estimated property valuations in 2010 as compared to 2009.

DD&A expenses for the six months ended June 30, 2010 decreased to $20.9 million (or $1.19 per Mcfe) from $27.5 million (or $1.70 per Mcfe) for the same period in 2009.  This decrease in DD&A was primarily due to a lower depletion rate resulting from impairment charges that reduced the depletable full-cost pool in the first and fourth quarters of 2009 and lower overall finding costs of new reserves added primarily in the fourth quarter of 2009, partially offset by increased production.

In June 2010, we concluded that it was uneconomical to pursue development on the license covering the Monterey field in the U.K. North Sea and terminated further development efforts resulting in a full cost ceiling test impairment of $2.7 million ($1.8 million after-tax) for the six months ended June 30, 2010 with respect to our U.K. cost center.

G&A expenses were $8.7 million during the six months ended June 30, 2010 as compared to $8.2 million during the six months ended June 30, 2009.  The increase was due primarily to higher legal, professional and audit fees that were partially offset by lower compensation expenses as the 2008 annual bonuses to executives were approved during the second quarter of 2009 and the 2009 annual bonuses to executives were approved during the third quarter of 2010.

Non-cash, stock-based compensation expense was $5.3 million for the six months ended June 30, 2010 compared to $5.7 million for the same period in 2009. The decrease was primarily due to a higher level of amortization in 2009 associated with higher priced restricted stock awards granted in prior years.

A $25.7 million net gain on derivatives was recorded for the first six months of 2010 compared to a net gain of $27.8 million for the six months of 2009. The 2010 gain consisted of (1) the unrealized gain on derivatives of $10.3 million and (2) the realized gain on derivatives of $15.4 million. The 2009 gain consisted of (1) the unrealized loss on derivatives of $18.2 million and (2) the realized gain on derivatives of $46.0 million.

Cash interest expense, net of amounts capitalized, was $6.1 million for the first six months of 2010 compared to $5.3 million for the first six months of 2009. The increase was primarily attributable to increased interest expense associated with the higher debt levels on the revolving credit facility and lower levels of capitalized interest.

Non-cash interest expense, net of amounts capitalized, increased to $4.1 million for the first six months of 2010 from $3.3 million for the first six months of 2009, primarily due to higher amortization of deferred financing costs during 2010.

Carrizo President and CEO S. P. “Chip” Johnson, IV commented, “Our production for the quarter came in ahead of forecast due to the faster clean-up and better initial response of new Barnett wells completed during the quarter and the optimal management of the producing wells at our facility on the University of Texas at Arlington campus during completion activities.  We are now in the final stages of completing the last 8 wells on this 22 well pad.  We moved one of our Helmerich & Payne rigs out of the Barnett Shale to drill our initial three horizontal Eagle Ford Shale wells in LaSalle County.  We have reached total depth on our first well and are finishing up the second, both with lateral legs of over 5,000’.  The information generated during the course of drilling these wells is encouraging and we expect to move the rig to the third well following completion of drilling the second well.  We plan to frac and complete these wells later this year.  We have had some success in adding acreage in both the Eagle Ford and Niobrara plays recently.  We currently own around 17,000 acres in the Eagle Ford and 58,000 acres in the northern D. J. Basin prospective for Niobrara oil.  We expect that our first Niobrara well should spud in September and we hope to drill three horizontal wells in this play by the end of the year.  We have contracted an additional rig to initiate our development drilling in Pennsylvania with our new partner Reliance Industries, and are on track for a September start date.

“We believe that even modest success in any of these new areas of activity will have a significant positive impact on 2011 production and cash flow.”

The Company will host a conference call to discuss 2010 second quarter financial results on Thursday, August 5, 2010 at 10:00 A.M. Central Daylight Time.  To participate in the call, please dial (800) 786-6596 ten minutes before the call is scheduled to begin. A replay of the call will be available through Thursday, August 12, 2010 at (800) 633-8284.  The conference ID for the replay is 21477637.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=160774 or by visiting our website at http://www.crzo.net/, clicking on "Investor Relations" and then clicking on "2010 Second Quarter Earnings Conference Call Webcast". To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.

Statements in this news release, including but not limited to those relating to reserves, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including expected drilling, completion of wells, acreage acquisitions, fracture stimulating and production efficiencies, maintenance of staff and technical capabilities, exploitation of assets in the Barnett, Marcellus, Eagle Ford and Niobrara Shales, timing of completion, drilling and fracturing of wells, completion and pipeline connections, success of our joint venture with Reliance Industries and other statements that are not historical facts are forward looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward looking statements include market and other conditions, capital needs and uses, commodity price changes, effects of the global financial crisis on exploration activity, availability of rigs and service crews, dependence on exploratory drilling activities, operating risks, land issues, compliance with covenants, future ceiling test write-downs, the availability of debt and other financing, availability of capital and equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2010	2009	2010	2009 (A)

Oil and gas revenues	32,918,993	25,854,080	71,883,054	56,507,864

Costs and expenses:
Lease operating expenses	4,703,533	4,776,494	8,453,524	9,959,604
Transportation expenses	1,460,597	3,020,481	2,794,009	6,299,881
Production tax expense (benefit)	885,548	300,097	1,790,328	(1,022,347)
Ad valorem taxes	467,831	1,490,173	1,672,160	2,387,370
Depreciation, depletion and amortization	11,079,037	12,249,074	20,920,437	27,524,721
Impairment of oil and gas properties (1)	2,730,882	-	2,730,882	216,391,139
General and administrative expenses	4,272,874	3,986,016	8,669,754	8,238,148
Accretion expense related to asset retirement obligations	52,576	74,991	103,861	146,404
Bad debt expense	222,101	66,774	345,355	288,456
Stock-based compensation expense	3,156,324	2,307,772	5,320,331	5,733,736

Total costs and expenses	29,031,303	28,271,872	52,800,641	275,947,112

Operating income (loss)	3,887,691	(2,417,792)	19,082,413	(219,439,248)

Unrealized mark-to-market gain(loss) on derivatives, net	(7,419,784)	(29,517,095)	10,207,491	(18,237,445)
Realized gain on derivatives, net (2), (3), (4)	10,534,986	27,214,917	15,457,307	46,024,795
Impairment of investment	-	-	-	(2,090,805)
Other income and expenses, net	(51,806)	(4,628)	(22,240)	40,837
Interest income	483	6,059	1,458	11,249
Cash interest expense, net of amounts capitalized (5)	(2,910,441)	(2,790,682)	(6,128,021)	(5,330,219)
Non-cash interest expense, net of amounts capitalized (6)	(1,942,590)	(1,745,477)	(4,065,982)	(3,314,393)

Income (Loss) before income taxes	2,098,538	(9,254,698)	34,532,426	(202,335,229)

Income tax expense (benefit)	313,796	(3,238,485)	13,011,845	(70,774,030)

Net Income (Loss)	$1,784,742	$(6,016,213)	$21,520,581	$(131,561,199)

ADJUSTED net income available to common shares (7)	$11,740,769	$15,847,914	$22,971,711	$28,375,184

EBITDA	$31,611,790	$39,491,107	$63,938,346	$76,710,839

Basic net income (loss) per common share	$0.05	$(0.19)	$0.66	$(4.25)

Diluted net income (loss) per common share	$0.05	$(0.19)	$0.65	$(4.25)

ADJUSTED basic net income per common share (7)	$0.34	$0.51	$0.71	$0.92

ADJUSTED diluted net income per common share (7)	$0.34	$0.51	$0.70	$0.91

Basic weighted average common shares outstanding	34,060,228	31,001,888	32,573,905	30,943,133

Diluted weighted average common shares outstanding	34,463,791	31,331,319	33,021,636	31,254,789

______________________________
(A) Results include the impact of a correction to the first quarter 2009 ceiling test impairment as described in the Company's 10-Q/A for the quarter ended March 31, 2009. Also refer to Summary of Adjustment Impact to First Quarter 2009 Statement of Operations on the last page of this earning release.

(1) The 2010 impairment related to terminating further development of the Monterey field in the U.K. North Sea. The 2009 impairment was based on subsequent pricing on May
6, 2009 as permitted under SEC guidelines in effect at the time. This option is no longer permitted effective December 31, 2009 upon adoption of new oil and gas reserve reporting requirements.

(2) Includes reclassification for the three months and six months ended June 30, 2010 of approximately $0.1 and $0.4 million, respectively, from general and administrative expenses to realized gain (loss) on derivatives, net, for agency fees to enter into certain derivative positions.

(3) Includes reclassification for the three months and six months ended June 30, 2010 of approximately $1.8 and $2.1 million, respectively, from unrealized mark-to-market gain
(loss) on derivatives, net, to realized gain (loss) on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods, net of amortization.

(4) Includes reclassification for the three months and six months ended June 30, 2009 of approximately $4.2 and $0.4 million, respectively, from realized gain (loss) on derivatives, net, to mark-to-market gain (loss) to match settled hedges to the production months in each reporting period.

(5) Cash interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(5,904,195)	$(5,939,318)	$(11,815,516)	$(11,539,190)
Capitalized interest	2,993,754	3,148,636	5,687,495	6,208,971

(6) Non-cash Interest expense, net of capitalized interest, which includes amortization of the equity premium on Convertible Senior Notes and deferred financing costs, consists of the following:

Gross interest expense	$(3,940,789)	$(3,714,842)	$(7,839,671)	$(7,175,204)
Capitalized interest	1,998,199	1,969,365	3,773,689	3,860,811

(7) Excludes the impact of the unrealized mark-to-market gain on derivatives, stock-based compensation expense, non-cash interest expense, bad debt expense, impairment of oil and natural gas properties and impairment of investment.

(more)

CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	6/30/2010	12/31/2009
	(unaudited)	(unaudited)
ASSETS:
Cash and cash equivalents	$2,751,927	$3,837,168
Fair value of derivative financial instruments	17,617,215	8,403,769
Other current assets	34,421,030	23,159,647
Deferred income taxes	59,452,929	70,217,281
Property and equipment, net	873,997,368	733,700,166
Other assets	19,178,148	20,433,034
Investments	3,366,437	3,357,702

TOTAL ASSETS	$1,010,785,054	$863,108,767

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$68,720,147	$79,330,794
Current maturities of long-term debt	159,673	147,633
Other current liabilities	8,012,353	3,250,972
Long-term debt, net of current maturities	576,875,646	520,187,931
Other liabilities	7,757,625	9,763,408
Fair value of derivative financial instruments	1,953	2,818,446
Equity	349,257,657	247,609,583

TOTAL LIABILITIES AND EQUITY	$1,010,785,054	$863,108,767

(more)

CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
Reconciliation of Net Income to EBITDA	JUNE 30,		JUNE 30,
	2010	2009	2010	2009

Net Income	$1,784,742	$(6,016,213)	$21,520,581	$(131,561,199)

Adjustments:
Depreciation, depletion and amortization	11,079,037	12,249,074	20,920,437	27,524,721
Unrealized mark-to-market (gain) loss on derivatives, net	7,419,784	29,517,095	(10,207,491)	18,237,445
Interest expense (cash and non-cash), net of amounts capitalized and interest income	4,852,548	4,530,099	10,192,545	8,633,362
Income tax expense (benefit) (1)	313,796	(3,238,485)	13,011,845	(70,774,030)
Impairment of investment	-	-	-	2,090,805
Stock based compensation expense	3,156,324	2,307,772	5,320,331	5,733,736
Bad debt expense	222,101	66,774	345,355	288,456
Accretion expense related to asset retirement obligations	52,576	74,991	103,861	146,404
Impairment of oil and gas properties	2,730,882	-	2,730,882	216,391,139

EBITDA, as defined	$31,611,790	$39,491,107	$63,938,346	$76,710,839

EBITDA per basic common share	$0.93	$1.27	$1.96	$2.48

EBITDA per diluted common share	$0.92	$1.26	$1.94	$2.45

(1) - Includes approximately $16,000 and $65,000 for current income taxes for the six months ended 2010 and 2009, respectively.

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	38,089	40,926		75,841	84,974
Natural gas (Mcf)	9,066,639	7,647,737		17,107,057	15,641,968
Natural gas equivalent (Mcfe)	9,295,173	7,893,293		17,562,103	16,151,812
Days in Period (Do Not Print)	91	91		181	181
	102,145	86,739		97,028	89,237

Average sales prices-

Oil and condensate (per Bbl)	$75.71	$56.95		$75.92	$47.84
Oil and condensate (per Bbl) - with hedge impact	$75.71	$56.95		$75.92	$80.52
Natural gas (per Mcf)	$3.31	$3.08		$3.87	$3.36
Natural gas (per Mcf) - with hedge impact	$4.47	$6.64	(1)	$4.77	$6.12	(1)
Natural gas equivalent (per Mcfe)	$3.54	$3.28		$4.09	$3.50

(1) - Previously reported prices for 2009 have been adjusted for the reclassification made to mark-to-market gain (loss) on derivatives to match settled hedges to the production months reported in each period.

CARRIZO OIL & GAS, INC.
Summary of Adjustment Impact to First Quarter 2009 Statement of Operations (A)
(In Millions)

	Three Months Ended
	March 31, 2009
	Original	As Adjusted
Impairment of oil and natural gas properties	$252.2	$216.4
Depletion, depreciation and amortization	$16.5	$15.3
Impairment of investment	$-	$2.1
Net loss	$148.3	$125.5

(A) - Refer to the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 and the Company's Form 8-K filed with the SEC on August 10, 2009 for more discussion on the correction to the ceiling test impairment.